Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunoco, Inc. Long-Term Performance Enhancement Plan III of Sunoco, Inc. of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Sunoco, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Sunoco, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Philadelphia, Pennsylvania
March 1, 2011